CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-158619 of Oppenheimer Capital Income Fund on Form N-14 of our report dated October 13, 2008, appearing in the Statement of Additional Information, which was included in the Registration Statement filed on December 23, 2008 and incorporated by reference in this filing, and to the references to us under the headings "Independent Registered Public Accounting Firm" in the Statement of Additional Information and "Financial Highlights" in the Prospectus, which are also part of the Registration Statement filed on December 23, 2008.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

May 22, 2009